Exhibit (1)


              FISHER SCIENTIFIC INTERNATIONAL INC. DECLARES DIVIDEND
                 DISTRIBUTION OF PREFERRED SHARE PURCHASE RIGHTS
                 _______________________________________________

                   Hampton, NH, June 9, 1997 -- The Board of Directors

         of Fisher Scientific International Inc. (NYSE:FSH) today

         declared a dividend distribution of one Preferred Share

         Purchase Right on each outstanding share of Fisher Scientific common stock.

                   Paul Montrone, President and Chief Executive Officer

         of Fisher, stated:  "The Rights are intended to enable all Fisher stockholders to realize the value of their investment in the company.

         The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the company to negotiate with the Board prior to attempting a takeover."

                    As previously reported, Trinity I Fund, L.P., an

         investment group which has accumulated more than 10% of Fisher's common stock, recently made an unsolicited proposal concerning a recapitalization of Fisher and certain alternative transactions involving an acquisition of the company by Trinity and its affiliates.

         Trinity also indicated its intention to continue to accumulate shares.

                   Mr. Montrone said, "The Rights are designed to assure

         that all of Fisher's stockholders receive a fair and equal treatment in the event of a takeover, and to guard against tactics to gain control of Fisher without paying all stockholders a control premium that appropriately reflects the intrinsic value of the company."



                   The Rights will be exercisable only if a person or

         group acquires 15% or more of Fisher's common stock or

         announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock.  Each Right will entitle stockholders to buy one one-

         hundredth of a share of a new series of junior participating preferred stock at an exercise price of $190.


                   If Fisher is acquired in a merger or other business

         combination transaction after a person has acquired 15% or more of the company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price.  In addition,

         if a person or group acquires 15% or more of Fisher's out-

         standing common stock, each Right will entitle its holder

         (other than such person or members of such group) to purchase,

         at the Right's then-current exercise price, a number of

         Fisher's common shares having a market value of twice such price.


                   Following the acquisition by a person or group of

         beneficial ownership of 15% or more of the company's common stock and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of common stock (or one one-hundredth of a share of the new series of junior partici-

         pating preferred stock) per Right.


                   Prior to the acquisition by a person or group of ben-

         eficial ownership of 15% or more of the company's common stock,

         the Rights are redeemable for one cent per Right at the option of the Board of Directors.


                   The Board of Directors is also authorized to reduce

         the 15% thresholds referred to above to not less than 10%.


                   The dividend distribution will be made on June 19,

         1997, payable to stockholders of record on that date.  The

         Rights will expire on June 8, 2007.  The Rights distribution is not taxable to stockholders.


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              Fisher Scientific is the world leader in serving science,

         providing 245,000 products and services to research, health care, industrial, educational and government markets in 145 countries.